Exhibit 99.2
Q3 2024 NORDSTROM EARNINGS CALL — PREPARED REMARKS

JAMES DUIES | HEAD OF INVESTOR RELATIONS
Good afternoon and thank you for joining us.
Before we begin, I want to mention that we'll be referring to slides, which can be viewed in the Investor Relations section on Nordstrom.com. Our discussion may include forward-looking statements, so please refer to the slide with our safe harbor language.
Participating in today's call are Erik Nordstrom, chief executive officer; Pete Nordstrom, president; and Cathy Smith, chief financial officer, who will provide a business update and discuss the company's third quarter performance.
Please note that when discussing our results and outlook, we will be referring to them on an adjusted basis for EBIT, EBIT Margin, and Earnings Per Share. Reconciliations to the most directly comparable GAAP measures can be found in our Q3 2024 Earnings Press Release, which is available on our website.
As we begin, I want to acknowledge the company’s prior announcements regarding the Board of Directors’ exploration of potential avenues to enhance shareholder value, the formation of a special committee to evaluate any proposal that might be presented by members of the Nordstrom family to take the Company private, and the receipt of such a proposal on September 3rd. We will not be commenting on this topic or speaking to this matter during our call today.
I'll now turn the call over to Erik.

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Thank you, Jamie, and good afternoon, everyone. Thanks for joining us today. I’ll start with our third quarter performance, then discuss the progress that we have made against our three priorities, and finish with some comments on the current retail environment.
In the third quarter, our efforts to enhance the customer experience continued to resonate, enabling growth in net and comparable sales, margin expansion, and an increase in our customer base. We delivered solid results with net sales reaching over $3.3 billion along with earnings per share of 33 cents. Both Nordstrom and Nordstrom Rack delivered 4 percent comparable sales growth. We’re particularly encouraged that our online business sustained its momentum, with digital sales growth of over 6 percent. Customers responded to newness in our selection of the brands that matter most to them, driving positive total company net sales growth for the fourth consecutive quarter.
Moving on to our three priorities for the year of driving Nordstrom banner growth, operational optimization, and building on the momentum at the Rack…
Driving Nordstrom banner growth is a key part of our strategy, and we continued to make progress during the third quarter. A curated selection of merchandise with greater depth in our customers’ favorite brands across our fleet, and not just in our largest stores, helped drive the results.

As an omnichannel retailer, we have to be prepared to serve customers when, where, and how they want to shop, and service is always our number one priority. Our customers define what good service is, not us, and our teams are very focused on taking care of each and every customer who shops with us. We take this commitment to serving our customers seriously, from the initial greeting, to providing assistance and a point of view at the fitting room, to completing the sale. For our customers that prefer to shop online, we aim to make the experience seamless and engaging through technology.
At Nordstrom.com, net sales growth in the third quarter was supported by enhancements to the search and discovery functionality on our site and in our app, as well as improvements in our assortment, especially of items under $100 in price. We continued to scale our Marketplace business in the third quarter, which now has over 300 sellers offering a wide selection to our customers. We look forward to continuing to grow this business in 2025 and beyond.
Another key priority for this year is operational optimization. Given the progress our supply chain team has made on reducing operating expenses, they have expanded their focus to increasing speed, by quickly getting orders to our customers’ doorsteps and moving product efficiently through our network to provide relevance and freshness. We know our customers desire speed, which can improve the customer experience as well as our financial outcome. For example, faster fulfillment and delivery of items drove an over 40 percent improvement in the speed of customer returns in the third quarter. Returns that come in faster mean that we can process, inspect, and get the items back into our inventory in a sellable condition in less time, increasing the product’s overall full price exposure.

Throughout the year, the supply chain team’s efforts have also supported our new Rack store openings successfully. More recently, they have positioned us well heading into holiday in terms of inventory flow, staffing, and shipping capacity.
We also continued to advance our priority to build on the momentum at the Rack during the third quarter. Our strategy of offering great brands at great prices continues to give customers a reason to choose Nordstrom Rack. In the third quarter, customers responded positively to our offering, driving net sales growth higher for the fourth consecutive quarter.
We also opened 12 new stores during Q3, bringing the full-year total to 23, which is consistent with our plans to open 20 to 25 new Racks per year. New Rack stores continue to be a great investment for us as they deliver a solid return on capital while attracting new customers.
NordstromRack.com remains a differentiator in off-price retail, enabling customers to shop when and how they want. Rack digital sales growth in the third quarter was driven by an expanded online merchandise offering, as well as focused efforts to maintain high in-stock rates in our fastest selling items.
Towards the end of the quarter, we launched store fulfillment for Rack digital orders in over 100 of our Rack stores around the country. Our efforts to improve the integrity of our inventory are enabling us to work towards optimizing that part of our store operations, prior to expanding to our entire fleet of Rack stores. We’re also excited to have launched buy online pick-up in store at those same 100-plus Rack stores for the first time ever in the third quarter. This allows NordstromRack.com shoppers to purchase select items online and pick them up same day in their nearest Rack location. We’re pleased with the early results of these new services and are excited about the opportunity to better serve our customers, drive sales, and expand margins.
Looking ahead, the fourth quarter is a significant one for us, and provides us with the important opportunity to serve our customers. Across the company, our teams are focused on executing an exceptional holiday shopping experience with gifts for everyone at every budget, an enhanced digital experience, convenient services, and festive events, both in stores and online.
While we are excited about and well-prepared for the holiday season, there was a noticeable decline in sales trends towards the end of October.
As you’ll hear from Cathy in a moment, we are updating our full-year guidance, which takes the slowdown into consideration.
In advance of this holiday season, I want to thank our teams across the company for their hard work and taking care of our customers during this busy time. We’re excited about the season and wish everyone a happy holiday.
I’ll now turn it over to Pete.

PETE NORDSTROM | PRESIDENT
Thank you, Erik, and good afternoon, everyone.
My remarks today will focus on merchandise performance, our inventory position, and some highlights of what we have planned for holiday.
We know that our customers have a lot of choices when it comes to shopping, which is why we offer a selection of their favorite brands as well as new and emerging ones, enabling the discovery of new looks and styles. In stores, merchandising is all about curating an assortment of our best brands that appeals to our customers. This year, we’ve edited out some brands in order to amplify the best ones, to create focus and a point of view in our stores. In our digital business, we aim to serve more customers on more occasions with more choices. We’re encouraged that our teams are executing well on both of these merchandising strategies.
From a total company perspective, the top performing categories in the third quarter were Women’s Apparel, Active, Shoes, and Men’s Apparel.
I’ll first cover our merchandise performance at each of our banners.
In our Nordstrom banner, we’ve been focused on building selection and depth in our customers’ favorite brands across all stores, particularly in Women’s Apparel this year. In the third quarter, leading brands such as Vince and Veronica Beard helped drive mid-teens growth in this category.
Active, which includes apparel and shoes, continued its impressive run as a top category at our Nordstrom banner. Relevant brand offerings drove low-teens growth, led by some of our customers’ favorites such as On Running, Hoka, and Vuori.
The Shoes category is an important one for us, given our company’s history, and it performed well in the third quarter. One of the contributors to the growth was our Make Room for Shoes campaign, which highlights certain of our customers’ favorite brands with new and unique inventory each month. The third quarter strength in Women’s Shoes was fueled by notable sales increases from brands including Stuart Weitzman, Veronica Beard, and Vince.

Men’s Apparel, another important category for us, rounds out our top performers in the third quarter. Similar to our efforts in Women’s, we have focused on providing more consistent assortments and increased selection across our fleet of stores. In the third quarter, Men’s Apparel growth was driven by dresswear and contemporary styles.
At the Rack, our strategy of offering great brands at great prices resonated with customers in the third quarter, driving double-digit topline growth. From a merchandise perspective, in Women’s Apparel, premium denim and dresses were strong performers in the third quarter. The Active category sustained its double-digit growth driven by Active shoes. In Men’s Apparel, sportswear drove the largest volume gain. And, rounding out the top categories in Q3 is Shoes, which was led by casual sneakers.
I’d like to also make some comments about our Nordstrom private brands, which are available at both banners. We continue to be pleased with the customer response and performance. In the third quarter, Nordstrom, Zella, and Open Edit were strong performers, helping to drive the double-digit growth in sales of our private brands as customers recognize the quality, style, and value of our offering.
Moving on to our inventory position at the end of Q3, which grew 6 percent year-over-year versus 5 percent in sales. Inventory growth in the third quarter was partially driven by some seasonal categories such as boots, sweaters, and outerwear that were slower in some parts of the country.
At the Nordstrom banner, our inventory is highly penetrated with our best brands and consists of lower clearance and aged inventory versus a year ago. At the Rack, inventories are higher than last year, yet also over-indexed to the best performing brands. Driving the growth is the inventory needed to ramp up our new Rack stores as well as an increased selection available on NordstromRack.com, where we’ve added over 30,000 customer choices to the site. While our inventory growth in the third quarter was slightly higher than we’d prefer, we continue to feel good about the content of our inventory.
Turning to a few of the highlights of what we have planned for holiday, we’re excited about the season and the opportunities that lie ahead for us in the fourth quarter. This year, we’re making our customers’ holiday shopping easy and fun, prioritizing a well-rounded assortment across both banners that blends relevance and inspiration at all price points. We recently launched our 2024 holiday catalog with items focused on gifting and holiday dressing. In Apparel, sweaters are a key gifting item, and our teams have curated a great selection. In Beauty, the teams have been focused on making Nordstrom the destination to shop for luxury fragrances this holiday season, building on momentum in this area.
At the Rack, we’re invested across categories and price points to offer customers a relevant selection of great brands at great prices. As Erik mentioned, we’re making it easier to shop with the addition of buy online, pick-up in store in over 100 of our Rack locations. We’re also introducing Rush the Rack, an exclusive new app feature for Nordy Club members, notifying them about the newest in-store merchandise arrivals, so they can be the first to shop.
We’re hosting experiences and events to celebrate the holiday, from virtual events with fashion experts, to festive in-store experiences across the country like letters to Santa, Holiday Glam Up Days, the one-day-only Beauty Bash, and more. At our New York City flagship store, our special holiday activation includes hosting daily Santa Snow Shows, offering a holiday weekend brunch series, and starting tomorrow, we’re unveiling The Blizz on 57th Street, which will feature larger-than-

life, talking inflatable characters throughout the store. We’re excited to be providing customers with fun and engaging experiences this holiday season.
Before I turn it over to Cathy, I’d like to echo Erik’s comments thanking our teams for the hard work that they do in providing service to our customers all year, as well as wishing them, and all of you, happy holidays.
We’ll now go to Cathy for an update on our financial results.

CATHY SMITH | CHIEF FINANCIAL OFFICER
Thanks, Pete.
And thank you all for joining us. I’ll begin by covering our third quarter results, then discuss our outlook, and close with our capital allocation priorities.
In the third quarter, we again delivered solid results, with growth in net sales and EBIT as well as margin expansion.
Total company net sales increased 4.6 percent in the third quarter, driven by positive results at both banners. The timing shift of the Anniversary Sale, with one day falling in the third quarter this year versus eight days last year, had a negative impact on net sales of approximately 100 basis points.
Comparable sales increased 4.0 percent with positive comps in both banners, and particular strength in digital channels.
GMV increased 5.3 percent in the third quarter.

Nordstrom banner net sales increased 1.3 percent, while comparable sales grew 4.0 percent. The difference is mainly due to the use of a realigned calendar for comparable sales, which eliminates the approximately 200 basis point negative impact from the timing of the Anniversary Sale, which is reflected in net sales.
Nordstrom Rack net sales increased 10.6 percent, with comparable sales increasing 3.9 percent.
Digital sales grew 6.4 percent in Q3, representing the sixth consecutive quarter of sequential improvement. The timing shift of the Anniversary Sale had a negative impact on digital sales of approximately 100 basis points. Digital sales represented 34 percent of total sales during the quarter.
Gross profit, as a percentage of net sales, expanded 60 basis points to 35.6 percent, primarily on strong regular price sales.
Ending inventory increased 5.9 percent versus a year ago. As Pete noted, the quality of our inventory is good, although the level is slightly higher than we want.
Selling, general and administrative expenses, as a percentage of net sales, of 36.6 percent increased 25 basis points compared with 36.3 percent in the year-ago quarter. This was primarily due to higher labor costs and a charge related to accelerated technology depreciation that were partially offset by leverage on higher sales and improvements in variable costs across the business. SG&A expenses, after excluding the $14 million in accelerated technology depreciation, decreased to 36.2 percent.
Our EBIT margin expanded 45 basis points to 2.9 percent, driven by a more than 25 percent year-over-year increase in EBIT dollars in the third quarter.

Income tax expense of $11 million, or 18.9 percent of pretax earnings, was higher than the 14.2 percent recorded in the year-ago quarter. Last year’s income tax benefited from the wind-down of our Canadian operations.
Third quarter EPS of 33 cents is favorable to last year’s 25 cents, largely driven by leverage on higher sales as well as the expansion of our gross margin.
We ended the third quarter with $1.2 billion in available liquidity, including just under $400 million in cash. Our balance sheet and financial position remain solid.
Before moving to our outlook, I’d like to offer some additional commentary on our third quarter results and the current environment.
Our efforts to improve the customer experience are taking hold, as evidenced by the strength of our topline. In the third quarter, we again grew our customer count, reported an increase in customer trips, and expanded our margins.
Our credit card revenues as a percentage of total revenue declined modestly versus Q3 of last year, continuing the trend that we’ve experienced all year. The decline was driven by higher losses, partially offset by higher balances within the portfolio. This was consistent with our expectations.
Turning to the current environment and our outlook for the year. While we continue to be pleased with our year-to-date results, the external environment remains uncertain. As Erik mentioned earlier, we did experience softness in sales that started around the end of October. We also have a shorter holiday season by 5 days this year, and as a reminder, the 53rd week benefited fourth quarter net sales by 460 basis points last year. When considering the puts and takes, and appreciating that we typically realize about 30 percent of the full year’s net sales and approximately 40 percent of our annual EBIT in the fourth quarter, we believe it is prudent to remain appropriately cautious with our outlook. As such, we are updating and modestly increasing our outlook for Revenue and Comparable Sales for the year.
Our updated guidance includes:
Full-year revenue in the range of flat to an increase of 1 percent, which includes a headwind of approximately 135 basis points from the 53rd week in 2023’s results.
We now expect total company comparable sales growth of 1 to 2 percent in 2024, versus 52 weeks in 2023. As our fiscal 2023 included a 53rd week, we calculate our 2024 comparable sales growth using a realigned, 52-week 2023 period for comparability.
Turning to profitability, we continue to expect a full-year EBIT margin in the range of 3.6 to 4.0 percent.
We continue to expect our effective tax rate to be approximately 27 percent for the full year.
From an earnings per share perspective, we expect full-year results in the range of $1.75 to $2.05, excluding the impact of any share repurchases.
As a reminder, we continue to expect charges approximating 10 basis points to our reported SG&A expense as a percentage of net sales in the fourth quarter, related to the accelerated technology depreciation we mentioned.
Our capital allocation priorities remain unchanged; we’ll invest in the business to better serve our customers with high-return projects, reduce our leverage, and return cash to shareholders.

Last week, our board of directors declared a quarterly cash dividend of $0.19 per share.
In closing, we are encouraged that our focus areas and priorities are resonating with customers, driving topline strength and expanding margins. I would also like to echo Erik and Pete’s comments thanking the teams across the organization for their commitment and dedication to serving our customers, as well as wishing everyone a happy holiday season.
We thank you for your interest in Nordstrom.